Exhibit 10.7

ICX TECHNOLOGIES, INC. / MARK MILLS

AMENDED & RESTATED AGREEMENT

This Agreement (the “Agreement”) is entered into as of January 1, 2007, (the “Effective Date”) by and between ICx Technologies, Inc. (the “Company”), and Mark Mills (“Mills”).

WHEREAS, the Company and Mills are party to an employment agreement dated as of October 1, 2005 (the “Prior Agreement”); and

WHEREAS, the Company and Mills desire to amend and restate the Prior Agreement;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Positions and Duties. As of the Effective Date, Mills shall continue to serve as Chairman of the Company’s Board of Directors and as Chairman of the Advisory Committee of the Company and shall not have any other position as an officer or employee of the Company or any of its subsidiaries. Mills will perform his duties in such positions faithfully and to the best of his ability. The Company acknowledges that Mills is providing, and will continue to provide, for compensation investment advisory and oversight and other consulting services to Wexford Capital LLC and Digital Power Capital LLC (collectively, “Wexford”), including, without limitation, advising Wexford with respect to investment opportunities and investments, serving as a member of any investment advisory or oversight board that Wexford may create and serving as a member of the board of directors of any company in which Wexford has an investment, [and to other parties] and consents to Mills providing such services. The Company further acknowledges that Mills anticipates providing for compensation consulting and advisory services for other parties and consents to Mills providing such services. For as long as Mills continues to provide such services to Wexford, but subject to his fiduciary duties to the Company, (a) Mill’s obligations hereunder shall be subordinate to his obligations to Wexford; (b) in the event of any conflict between Mills’ obligations hereunder and his obligations to Wexford, Mills shall act solely in accordance with his obligations to Wexford.

2. Term; At Will Agreement. This Agreement shall continue in effect from month to month unless terminated by either party providing written notice of termination to the other party. Notwithstanding the foregoing, the parties agree that Mills’ appointment and service as Chairman of the Board of Directors and as Chairman of the Advisory Committee are “at-will” and may be terminated at any time with or without cause by either party. Mills understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his appointment hereunder or services to the Company.

3. Prior Agreement. Upon the Effective Date, this Agreement shall supersede and replace the Prior Agreement except as otherwise expressly provided herein.

4. Confidentiality. Mills previously executed the ICx Technologies, Inc. At Will Employment, Confidential Information, Non-Competition, and Invention Assignment Agreement

(the version thereof in effect as of any date being known as the “Supplemental Agreement”). The Supplemental Agreement shall continue to be effective following the Effective Date, and Mills agrees that he will comply with the provisions of the Supplemental Agreement, and at the request of the Company, will execute any new or revised version of the Supplemental Agreement.

5. Compensation. Mills will receive compensation at an annual rate of (a) $40,000 for his services as Chairman of the Board and (b) an additional $40,000 for his services as Chairman of the Advisory Committee. Such amounts will be paid periodically in accordance with the Company’s normal practices.

6. Stock Options. In connection with his services under the Prior Agreement, Mills was previously issued options to purchase 375,000 shares of common stock of the Company at an exercise price of $7.50 per share (the “Options”). The Options shall continue to vest in accordance with the terms and conditions on which they were granted.

7. Benefits. During the term of this Agreement, Mills will be entitled to participate in the benefit plans currently and hereafter maintained by the Company for the benefit of the Chairman of the Board, or at the option of the Company to receive cash payments from the Company equal to the amount that Mills would be required to pay to continue such benefits under COBRA. The Company reserves the right to cancel or change the benefit plans and programs it offers to Mills at any time.

8. Expenses. The Company will reimburse Mills for reasonable travel, entertainment or other expenses incurred by Mills in connection with the performance of Mills’ duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

9. Severance. Upon termination of Mills’ services for any reason, Mills shall receive payment of (i) his compensation earned but unpaid through the date of such termination, and (ii) any accrued expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to Mills through the date of termination in accordance with established Company plans and policies or applicable law (the “Accrued Obligations”). In addition, the following will apply:

(a) Involuntary Termination; Resignation for Good Reason. If prior to September 31, 2007, (i) the Company terminates Mills’ services for reasons other than Cause, death or disability, or (ii) Mills resigns for Good Reason, then, subject to Mills’ compliance with Section 9(c), Mills shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his compensation, for a period of 12 months from such termination, to be paid periodically in accordance with the Company’s normal payroll policies.

(b) Voluntary Termination; Termination for Cause, Etc. If Mills’ services with the Company terminate (i) on or after October 1, 2007, for any reason with or without Cause or Good Reason, or (ii) prior to September 31, 2007, (A) voluntarily by Mills for other than Good Reason, (B) for Cause by the Company, or (C) as a result of Mills’ disability or death, Mills will only be eligible to receive only the Accrued Obligations.

(c) Conditions to Receipt of Severance Payments. Except for the Accrued Obligations, the severance payments described in Section 9(a) will be provided to Mills only if: (i) Mills agrees to continue to be bound by and complies with the Supplemental Agreement and any other confidentiality or proprietary rights agreement signed by Mills; and (ii) Mills executes and delivers to the Company, and does not revoke, a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that Mills may have against the Company, and any Subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Mills’ employment or termination of employment with the Company.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” means (i) an act of dishonesty made by Mills in connection with Mills’ responsibilities hereunder, (ii) Mills’ conviction of, or plea of nolo contendere to, any felony or a misdemeanor involving fraud or dishonesty, (iii) Mills’ gross misconduct, (iv) Mills’ material breach of this Agreement or the Supplemental Agreement, or (v) Mills’ continued failure to perform his duties after receipt of a written demand for performance from the Company.

(b) Good Reason. For purposes of this Agreement, “Good Reason” means (i) a reduction by the Company in the Mills’ compensation; or (ii) any material breach of this Agreement by the Company, provided, that before Mills may claim Good Reason for such material breach, Mills must give written notice to the Company of the basis of his determination of such breach and the Company may, within 20 days after its receipt of such notice, cure such basis such that a claim for Good Reason by Mills would no longer then or thereafter have such basis.

11. Indemnification. The Company and Mills shall enter into the Company’s standard form of Director and Officer Indemnification Agreement.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Mills upon Mills’ death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Mills to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Mills’ right to compensation or other benefits will be null and void. The Company shall have the right to assign its rights and obligations under this Agreement to any affiliate.

13. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

ICx Technologies, Inc.

c/o Wexford Capital LLC

411 West Putnam Avenue

Greenwich, CT06830

Attn: President

With a copy to:

Wexford Capital LLC

411 West Putnam Avenue

Greenwich, CT 06830

Attn: Arthur Amron, General Counsel

If to Mills:

8319 Kerry Rd.

Chevy Chase, MD 20815

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Waiver and Amendments. No amendment, waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless it, (a) is in writing, (b) expressly states that it is intended to amend, waive, alter or modify this Agreement, and (c) is signed by duly authorized representatives of the parties hereto.

16. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

18. Jurisdiction, Jury Trial Waiver. Each of the parties irrevocably and unconditionally consents to the jurisdiction of any federal or state court of New York sitting in Manhattan, New York, New York and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be litigated exclusively in such Courts. Each of the parties agrees not to commence any legal proceeding related hereto except in such Court. Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such Court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably waives any right it may have to a trial by jury in any such action, suit or proceeding. Each of the parties agrees that the prevailing party in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be entitled to recover its reasonable fees and expenses in connection therewith, including legal fees.

19. Integration. This Agreement, together with the Supplemental Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.

20. Governing Law. This Agreement will be governed by the laws of the State of New York (with the exception of its conflict of laws provisions other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

21. Construction. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

22. Acknowledgment. Mills acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officers, as of the day and year first above written.

ICx Technologies, Inc.		Mark Mills

By:		By:
Arthur Amron
Title:	Vice-President and Assistant Secretary